UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  September 14, 2018

DPW HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12711	94-1721931
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Shipyard Way, Newport Beach, CA 92663

 (Address of principal executive offices) (Zip Code)

(949) 444-5464

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modification to Rights of Security Holders.

The filing of the Certificate of Designations (as defined below) and the issuance of the 10% Series A Cumulative Redeemable Perpetual Preferred Stock affects the holders of common stock of DPW Holdings, Inc. (the “Company”) to the extent provided for in the Certificate of Designations. The information included in Item 5.03 below, including the description of the Certificate of Designations, is incorporated by reference into this Item 3.03.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 13, 2018, the Company filed a Certificate of Designations of Rights and Preferences (the “Certificate of Designations”) to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to establish the preferences, limitations and relative rights of the 10% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”).

Dividends on the Series A Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable monthly on the last day of each calendar month, subject to the terms and conditions set forth in the Certificate of Designations. The first dividend on the Series A Preferred Stock is scheduled to be paid on October 31, 2018 (in the approximate amount of $0.21 per share) to the persons who are the holders of record of the Series A Preferred Stock at the close of business on the corresponding record date, which will be October 15, 2018. Dividends accrue at the annual rate of 10%, which is equivalent to $2.50 per annum per share, based on the $25.00 liquidation preference from, and including, the date of original issuance to, but not including, September 30, 2023, or such other date fixed for redemption.

On and after September 30, 2023, the Corporation may, at its option, upon not less than thirty (30) days nor more than sixty (60) days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share of Series A Preferred Stock, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. In addition, upon the occurrence of a Change of Control (as defined in the Certificate of Designations), subject to certain restrictions, the Company may, at its option, upon not less than thirty (30) days’ nor more than sixty (60) days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within one hundred twenty (120) days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. There is no mandatory redemption of the Series A Preferred Stock.

Holders of the Series A Preferred Stock generally have no voting rights except as set forth in the Certificate of Designations or as otherwise required by law. The holders of Series A Preferred Stock, together with the holders of shares of every other series of Parity Stock (as defined in the Certificate of Designations) upon which like voting rights have been conferred and are exercisable, voting together as a single class regardless of series, shall be entitled to elect two directors to the Company’s board of directors at any annual meeting of stockholders or special meeting held in place thereof. When the Series A Preferred Stock is entitled to vote, such shares are entitled to one vote per share. In any matter in which the Series A Preferred Stock may vote as a single class with any other series of Preferred Stock (as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of stated liquidation preference.

The foregoing description of the Certificate of Designations does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the document which is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01 Exhibits and Financial Statements.

(d)           Exhibits:

Exhibit No.	Description

3.1	Form of Certificate of Designations of Rights and Preferences 10% Series A Cumulative Redeemable Perpetual Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DPW HOLDINGS, INC.

Dated: September 14, 2018	/s/ Milton C. Ault, III
Milton C. Ault III Chief Executive Officer